Exhibit 8.1
January 29, 2008
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Ladies and Gentlemen:
We have acted as tax counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of shares of common stock of the Company (the “Offering”). The Offering is described more fully in the final prospectus supplement dated January 25, 2008 (the “Prospectus Supplement”) and the accompanying prospectus dated December 23, 2005 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (Reg. No. 333-130681) (the “Registration Statement”).
In connection with the Offering, we have been asked to provide you with this legal opinion regarding the U.S. federal income tax matters specifically set forth below under the caption titled “Opinions.”
Bases for Opinions
The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the

Board of Directors
CapitalSource Inc.
January 29, 2008

opinions, including, but not limited to: (1) the Registration Statement, including the Prospectus; (2) the discussion under the caption “Material U.S. Federal Income Tax Considerations” contained in the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2007 (the “Tax Disclosure”); (3) the Agreement and Plan of Merger (the “Agreement”), dated as of May 17, 2007, as amended through the date hereof, by and among TierOne Corporation, a Wisconsin corporation, (“TierOne”), CapitalSource TRS Inc. (the “TRS”), a Delaware corporation, and the Company, including any amendments thereto through the date hereof, pursuant to which TierOne is proposed to merge with and into the TRS, with the TRS continuing as the surviving corporation (the “Merger”); and (4) certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) through (4), the “Reviewed Documents”).
The opinions set forth in this letter are premised on, among other things, the written representations of the Company contained in a letter to us dated as of the date hereof (the “Management Representation Letter”) that we have discussed with the Company. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Management Representation Letter. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.
In this regard, we have assumed with your consent the following:
(i)     that (A) all of the representations and statements set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms, and (E) the Merger will be consummated, if at all, in accordance with the terms of the Agreement;
(ii)     the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;
(iii)     that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

Board of Directors
CapitalSource Inc.
January 29, 2008

(iv)     from and after the date of this letter, the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.
Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.
Opinions
Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that:
(1)	the Company has been organized and has operated in conformity with the requirements for qualification as a REIT for each of its taxable years beginning with its taxable year ended December 31, 2006, and the Company’s current organization and proposed method of operation (as described in the Prospectus, the Tax Disclosure, and the Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2008 and thereafter; and
(2)	the portions of the discussion in the Tax Disclosure that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.
The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.
More specifically, in order to qualify as a REIT, 75% of the Company’s total assets must be comprised of (or have been comprised of) “real estate assets” (as that term is used for purposes of Section 856(c) of the

Board of Directors
CapitalSource Inc.
January 29, 2008

Code) and limited other assets specified in the Code as of the close of each calendar quarter of the Company’s taxable year, including the calendar quarter ending March 31, 2008, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own on March 31, 2008 and at the close of subsequent calendar quarters cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets produced for 2007, and will produce for 2008, and the nature of that income, cannot be known with certainty as of the date hereof. Moreover, as of the date hereof, we have not reviewed all assets that have been, or will be owned by the Company at the close of any calendar quarter, or which the Company currently owns, nor have we reviewed all of the gross income of the Company produced in 2006 or 2007, or that it has produced to date or will produce in 2008. Accordingly, the accuracy of our opinion is entirely dependent on the Company’s representations contained in the Management Representation Letter regarding the anticipated value and composition of its assets as of March 31, 2008, and as of the close of calendar quarters thereafter, as well as at the close of prior calendar quarters, and the nature and sources of its income for 2006, 2007, 2008 and thereafter.
This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. In particular, we have not offered and are not offering any opinion regarding any U.S. federal income tax matters arising on or prior to December 31, 2005.
This opinion letter has been prepared for your use in connection with the Offering and speaks as of the date hereof. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.
This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Prospectus Supplement constituting part of the Registration Statement, and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to such Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.